Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS 11% SALES GROWTH
AND 22% EARNINGS GROWTH FOR FISCAL 2005 SECOND QUARTER

Cleveland, Ohio — April 26, 2005 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2005 second quarter that ended March 31, 2005.

Second Quarter Fiscal 2005 Results

Net sales of $37.7 million for the second quarter of fiscal 2005 increased 11 percent from net sales of $34.0 million in last year’s second quarter. Of the 11 percent increase, approximately one percentage point was due to the effect of a weaker U.S. dollar. Sequentially, sales increased six percent from the first quarter. The Company reported net income for the second quarter of fiscal 2005 of $3.2 million, or $0.19 per share, a 22 percent increase from net income of $2.6 million, or $0.16 per share, in last year’s quarter.

Orders of $35.7 million for the second quarter increased 15 percent from last year’s orders of $31.1 million. Geographically, orders decreased 29 percent in the Americas, increased 59 percent in Asia, and increased 23 percent in Europe when compared to the prior year. The Company received two large orders during the quarter, one from an Asian wireless customer resulting from a new design win and one from a Korean semiconductor manufacturer, which was a follow-on order from a design win last fall. When compared to the prior year’s quarter, orders from the Company’s semiconductor customers were essentially flat, orders from wireless communications customers increased approximately 145 percent, orders from precision electronic components and subassembly manufacturers declined about 15 percent, research and education customer orders increased approximately 20 percent, and optoelectronic customer orders decreased about 35 percent compared to the prior year’s quarter. Sequentially, orders increased two percent from the first quarter of fiscal 2005, as higher wireless customer orders offset lower orders from the Company’s other targeted customer groups. Order backlog decreased $1.6 million during the quarter to $14.3 million at March 31, 2005.

“We are pleased with our financial performance including our order and sales growth,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “However, we saw a slowdown in capital equipment spending during the quarter from customers utilizing our products in production applications. This was a result of slower than expected growth in their own businesses.”

“The large orders we received during the quarter were the result of recent design wins. Because our lean manufacturing initiatives have enabled us to shorten lead-times, we were able to meet our customers’ delivery schedules and ship the products during the second quarter.”

“We are pleased to have introduced several new products. Our Series 2600 System SourceMeter® Instrument is a new platform that significantly lowers the cost of test for a wide range of electronic component producers, including silicon and compound semiconductor device manufacturers. The Series KUSB-3100 USB-based data acquisition measurement solutions consist of five different multi-function modules that cover a broad range of applications. Our S510 Semiconductor Reliability Test System is a high channel count, turnkey solution for use in reliability testing and lifetime modeling of the world’s most advanced semiconductor devices, known as ULSI CMOS processes, at the smallest device sizes, 65nm node and beyond. We continued to enhance the capabilities of our Model S680, the latest of which is an upgrade to its on-wafer RF process monitoring option. Our RF measurement option now has the unique ability to offer continuous, automatic, real-time monitoring of measurement quality, making it even easier to use than before,” added Keithley.

Six Month Results

Orders of $70.7 million for the six months ending March 31, 2005 increased 14 percent from $62.0 million last year. Geographically, orders decreased four percent in the Americas, increased 41 percent in Asia, and increased five percent in Europe. For the first half, semiconductor orders comprised approximately one-third of the total, wireless communications, precision electronic components and subassembly manufacturers, and research/education were all approximately 20 percent of the total, with optoelectronics orders less than five percent.

For the six months ending March 31, 2005, net sales were $73.3 million, up 15 percent from $63.7 million last year. Of the 15 percent increase, approximately two percentage points were due to the effect of a weaker U.S. dollar. Net income for the first half of fiscal 2005 increased 62 percent to $6.0 million, or $0.36 per share, compared with $3.7 million, or $0.23 per share, last year.

The Company generated $1.8 million in cash from operations during the second quarter and $4.4 million during the first half of fiscal 2005, increasing cash and short-term investments to $51.9 million at March 31, 2005. Total debt was $0.2 million at March 31, 2005. The Company extended its existing line of credit of $10 million to March 31, 2008. Inventory of $14.3 million increased $2.1 million from year ago levels, and turns were 4.1 at March 31, 2005, versus 4.2 a year ago. Days sales outstanding were 45 at March 31, 2005, compared to 42 a year ago.

Stock Buyback Program

During the first half of fiscal 2005, the Company did not repurchase any shares pursuant to its stock buyback program. Under the terms of the program the Company may repurchase up to 2,000,000 Common Shares through December 2006.

Business Outlook

“We experienced lower than expected orders from our manufacturing customers during the second quarter,” stated Keithley. “Our ability to grow revenue continues to be contingent upon our customers’ spending patterns, and upon our ability to continue to gain market share.”

Based upon current expectations, the Company is estimating sales for the third quarter of fiscal 2005, which will end June 30, 2005, to range between $33 and $37 million. Pretax earnings are expected to be between the low-single digits and ten percent as a percentage of net sales.

Forward-Looking Statements

Statements in the “Business Outlook” section of this release, which relate to orders, sales and earnings, that are not historical statements are forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, optoelectronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions; the Company’s ability to control costs; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pre-tax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Tuesday, April 26, 2005 at 10:00 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering at the investor relations portion of the Company’s web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 50 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency) geared to the specialized needs of electronics manufacturers for high performance production testing, process monitoring, product development, and research. By building upon our strength in electrical measurement solutions for research, Keithley has become a production test technology leader for the semiconductor, wireless, optoelectronics, and other precision electronics segments of the worldwide electronics industry. The value we provide to our customers is a combination of precision measurement technology and a rich understanding of their applications, which enables them to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,
	2005		2004		2005		2004
NET SALES	$37,663	100.0%	$33,989	100.0%	$73,306	100.0%	$63,731	100.0%
Cost of goods sold	14,581	38.7	12,657	37.2	28,781	39.3	24,800	38.9
Selling, general and
administrative expenses	14,578	38.7	13,900	40.9	28,164	38.4	26,710	41.9
Product development expenses	4,159	11.1	3,703	10.9	8,249	11.2	7,048	11.1

Operating income	4,345	11.5	3,729	11.0	8,112	11.1	5,173	8.1
Investment income	340	1.0	128	0.4	631	0.9	279	0.4
Interest expense	(26)	(0.1)	(52)	(0.2)	(39)	(0.1)	(69)	(0.1)

Income before income taxes	4,659	12.4	3,805	11.2	8,704	11.9	5,383	8.4
Income tax expense	1,444	3.9	1,180	3.5	2,698	3.7	1,669	2.6

NET INCOME	$3,215	8.5%	$2,625	7.7%	$6,006	8.2%	$3,714	5.8%

Basic income per share	$0.20		$0.17		$0.37		$0.24

Diluted income per share	$0.19		$0.16		$0.36		$0.23

Cash dividends per Common share	$.0375		$.0375		$.075		$.075

Cash dividends per Class B
Common Share	$.030		$.030		$.060		$.060

Weighted average number of shares
outstanding (000) — Diluted	16,627		16,613		16,627		16,383

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands of Dollars)
(Unaudited)

	March 31, 2005	September 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$16,093	$16,451
Short-term investments	35,802	32,112
Refundable income taxes	57	181
Accounts receivable and other, net of allowances	20,482	21,435
Inventory	14,265	12,615
Other current assets	8,127	9,365

Total current assets	94,826	92,159
Property, plant and equipment, net	13,940	14,303
Other assets	31,444	30,204

Total assets	$140,210	$136,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$226	$440
Accounts payable	7,707	7,422
Other current liabilities	15,340	19,879

Total current liabilities	23,273	27,741
Long-term debt	—	—
Other long-term liabilities	7,942	7,348
Shareholders’ equity	108,995	101,577

Total liabilities and shareholders’ equity	$140,210	$136,666